Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated September 8, 2021 relating to the audit of the consolidated balance sheets of Golden Developing Solutions, Inc. and its subsidiary (collectively the "Company"), as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes included in the Company's Registration Statement on Form 1-A, to be filed with the U.S. Securities and Exchange Commission on November 24, 2021.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

November 24, 2021